UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 25, 2011

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

(Exact name of registrant as specified in its charter)

Vermont	1-8222	03-0111290
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

77 Grove Street
Rutland, Vermont 05701
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 649-2877

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 2, 2011, Central Vermont Public Service Corporation issued the following news release:

NEWS RELEASE
Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: March 2, 2011

Settlement reached on CVPS purchase of Vermont Marble Power Division of Omya
RUTLAND, VT – Central Vermont Public Service (NYSE-CV) today announced that it has reached a settlement with the Vermont Department of Public Service, the Town of Proctor Selectboard and Omya Inc. for the purchase of the assets of and consolidation of service territory of the Vermont Marble Power Division of Omya.

The transaction has already been approved by the Federal Energy Regulatory Commission, which regulates the hydro sites and transmission facilities involved in the sale, but must also be approved by the Vermont Public Service Board.

Under the settlement, the purchase price of the previously announced sale will decrease from $33.2 million to approximately $29.25 million, including $28.25 million for Vermont Marble’s hydroelectric facilities and about $1 million for the other assets.  The agreement includes a five-year, six-step phase-in of residential rate changes for existing VMPD customers, which will be funded by Omya up to an amount estimated to be approximately $1.125 million.  The agreement also requires creation of a value sharing pool that provides for certain excess value received by CVPS to be split between CVPS’s customers, Omya and CVPS shareholders if energy market prices and hydro improvements create more value than anticipated.

“The Department of Public Service raised concerns about the purchase price, which led to further negotiations and a reduced price,” CVPS Executive Chairman Bob Young said.  “The Town of Proctor was also helpful in suggesting ways to reduce the impact of rate changes on customers, which led to the long-term phase-in for residential customers.”

CVPS’s current rates, though among the lowest of any investor-owned utility in New England, are higher than Vermont Marble’s rates because Omya has largely subsidized local electrical service in Proctor.  Absent the sale, Omya planned significant, needed infrastructure upgrades that would have affected rates.

Included in the sale are rights to serve about 875 customers in Proctor, including the Omya industrial facility in Florence, which will become CV’s single-largest customer.  The sale also includes four hydroelectric facilities with a current combined capacity of 18.5 megawatts.  After the acquisition, CV will own and operate the largest fleet of hydroelectric generating stations in all of New England.

“The DPS and town leaders helped make this an even better deal for customers, both in Proctor and in the larger CVPS service territory,” Young said.  “This purchase will provide economies of scale, and will allow CVPS to significantly expand renewable generation by adding the hydro facilities to our fleet, improving their performance over time, and expanding their nameplate capacity by about 3 megawatts.  That increase alone will provide enough clean energy for 3,000 homes.”

CV plans to invest an estimated $15 million to upgrade the Vermont Marble facilities and operate them in consort with CV’s existing Otter Creek and East Creek hydro operations.  The company said it would also:
•
Invest in the Vermont Marble system, immediately replacing the main substation at the Proctor hydro site and spreading the approximate $1.5 million cost over CV’s 159,000 customers rather than just Vermont Marble’s customers.

•	Provide Proctor residents and businesses with greater resources. For example, in the event of major storms, CV has nearly 30 line workers within an hour’s drive of Proctor.
•
Offer choices and services Vermont Marble customers don’t have today, including automatic bill payments through CVPS Electripay, on-line bill payments, CVPS Cow Power™, various rate choices, budget billing, on-line bill review and outage information, and in the near future, CVPS SmartPower™, an advanced automated meter reading, outage detection and power management system.

Vermont Marble’s seasonal and block-structure rate designs will be replaced with year-round flat rates.  Residential rates for existing Vermont Marble customers will be frozen at current levels initially, but will rise each January, based on pre-established rate credits, until they match CVPS’s rates.  Given the disparity between the companies’ current rates it is expected to take five years to complete the phase-in.  The rate credits become smaller each year until they reach zero.  The rate credits were developed to narrow the gap between current CVPS rates and current Vermont Marble rates while limiting the phase-in rate increases to no more than 10 percent per year.  Vermont Marble customers will also be subject to any change in CVPS rates on a going-forward basis, so combined rate changes for Vermont Marble residential customers may be more or less than 10 percent.

“CV will represent a good value for our new customers,” Young said.  “We continue to provide extremely competitive rates within the greater Northeast, and customer satisfaction and service quality remain high. CVPS is the only utility in Vermont to meet every one of its service quality standards over the pasts seven years, and reliability and customer service will remain a top priority in the years ahead.”

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

No.	Description

99.1
Memorandum of Understanding between Central Vermont Public Service Corporation, Omya, Inc., the Vermont Department of Public Service and the Town of Proctor, Vermont concerning the sale of assets of the Vermont Marble Power Division of Omya, Inc. (“VMPD”) to Central Vermont Public Service Corporation in regards to Vermont Public Service Board Docket 7660 dated February 25, 2011, along with accompanying exhibits (portions of this exhibit have been omitted pursuant to a request for confidential treatment on file with the Securities and Exchange Commission)

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

	By:	/s/ Joseph M. Kraus
Joseph M. Kraus
Senior Vice President, Operations, Engineering and Customer Service

March 2, 2011